Exhibit 2.1

Draft - 09/30/10

SEPARATION AGREEMENT

BY AND BETWEEN

GENERAL GROWTH PROPERTIES, INC.

AND

SPINCO, INC.

Dated [•], 2010

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), dated as of [•], 2010, is by and between General Growth Properties, Inc., a Delaware corporation (“GGP”), and Spinco, Inc., a Delaware corporation (“Spinco”).  Capitalized terms used herein shall have the meanings assigned to them in Article I hereof or as otherwise expressly set forth herein.

RECITALS

WHEREAS, the board of directors of GGP has determined that it is in the best interests of GGP and its shareholders to create a new publicly traded company which shall operate the Spinco Business;

WHEREAS, Spinco has been incorporated solely for these purposes and has not engaged in activities except in preparation for its corporate restructuring and the distribution of its stock;

WHEREAS, the board of directors of GGP and the board of directors of Spinco have approved the transfer of the Spinco Assets to Spinco and its Subsidiaries and the assumption by Spinco and certain of its Subsidiaries of the Spinco Liabilities, all as more fully described in this Agreement and the other Transaction Documents;

WHEREAS, pursuant to the terms of the Order, the Bankruptcy Court approved the distribution of shares of the common stock, no par value per share, of Spinco (the “Spinco Common Stock”) to the holders of issued and outstanding units of GGP LP as of the close of business on the Record Date;

WHEREAS, pursuant to the terms of the Order, the Bankruptcy Court has further approved the distribution of Spinco Common Stock to the holders of issued and outstanding common shares, $0.01 par value per share, of GGP (the “GGP Common Shares”) as of the close of business on the Record Date, on the basis of 0.0983 shares of Spinco Common Stock for every one (1) GGP Common Share; provided, however, that no fractional shares shall be issued (the “Distribution”);

WHEREAS, GGP and Spinco have prepared, and Spinco has filed with the SEC, the Form 10, including the information statement contained therein, and which sets forth disclosure concerning Spinco and the Distribution;

WHEREAS, commencing on April 16, 2009 and continuing thereafter, GGP and certain of its Subsidiaries filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Case No. 09-11977 (ALG) (collectively, the (the “Bankruptcy Cases”);

WHEREAS, the Distribution will be implemented in connection with the Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code by GGP and certain of its Subsidiaries filed with the United States Bankruptcy Court for the Southern District of New

York on [•], as it may be subsequently amended and supplemented, as approved by the Bankruptcy Court (the “Plan”) and;

WHEREAS, for U.S. federal income tax purposes, certain steps of the Restructuring and the Distribution are intended to qualify for tax-free treatment under Sections 351, 355, 368(a) and related provisions of the Code;

WHEREAS, GGP has received a private letter ruling from the IRS to the effect that, among other things, (i) certain steps of the Restructuring and the Distribution, taken together, qualify as a transaction (a) that is described in Sections 355(a) and 368(a)(1)(G) of the Code, (b) in which the Spinco Common Stock distributed is “qualified property” under Section 361(c) of the Code and (c) in which the holders of GGP Common Shares recognize no income or gain for U.S. federal income tax purposes under Section 355 of the Code, and (ii) certain other steps of the Spinoff Plan qualify as transactions that are described in Sections 355(a) and 368(a)(1)(G) of the Code (the “Private Letter Ruling”);

WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treas. Reg. 1.368-2(g); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Restructuring and the Distribution and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Restructuring and the Distribution and the relationship of GGP, Spinco and their respective Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract, agreement, obligation, promise, arrangement or otherwise.  It is expressly agreed that, from and after the Effective Time and for purposes of this Agreement and the other Transaction Documents, no member of the Spinco Group shall be deemed to be an Affiliate of any member of the GGP Group, and no member of the GGP Group shall be deemed to be an Affiliate of any member of the Spinco Group.

“Ala Moana Condominium Declaration” means a Declaration of Condominium Property Regime of 1555 Kapiolani Condominium in substantially the form attached hereto as Exhibit A-1 to be recorded concurrently with the execution of the Ala Moana Development Agreement.

“Ala Moana Development Agreement” means the Development Agreement in substantially the form attached hereto as Exhibit A-2 to be entered into by Kapiolani Retail LLC and Kapiolani Residential, LLC on or prior to the Plan Effective Date.

“Ancillary Documents” means the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Employee Leasing Agreement, the Real Estate Agreements, the Transfer Documents, the Subleases, the Surety Bond Indemnity Agreement and the Assumption Agreement.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arizona 2 Promissory Note” means the Promissory Note in substantially the form attached hereto as Exhibit B to be made by GGP LP on or prior to the Plan Effective Date.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) held by or in the name of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, known or unknown, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a)                                 all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;

(b)                                 all apparatus, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, motor vehicles and other transportation equipment and other tangible personal property;

(c)                                  all inventories of materials, parts, raw materials, components, supplies, work-in-process and finished goods and products;

(d)                                 all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee, licensor, licensee or otherwise;

(e)                                  (i) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and (iv) all other investments in securities of any Person;

(f)                                   all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other Contracts, agreements or commitments;

(g)                                  all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;

(h)                                 all Intellectual Property and Technology;

(i)                                     all Software;

(j)                                    all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(k)                                 all prepaid expenses, trade accounts and other accounts and notes receivable;

(l)                                     all rights under Contracts, agreements and entitlements, all claims or rights against any Person arising from the ownership of any Asset or otherwise, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(m)                             all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(n)                                 all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;  and

(o)                                 all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Assumption Agreement” means the Assumption Agreement in substantially the form attached hereto as Exhibit C to be entered into by GGP and Spinco on or prior to the Plan Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Columbia Development Agreement” means the Development Agreement and Memorandum of Intent in substantially the form attached hereto as Exhibit D to be entered into by GGP LP and Spinco on or prior to the Plan Effective Date.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Cornerstone Investment Agreement” means the Amended and Restated Cornerstone Investment Agreement, effective as of March 31, 2010, by and between GGP and REP Investments LLC, as it may be further amended.

“Disclosure Statement” means the disclosure statement in respect of the Plan, including all exhibits and schedules thereto, as it may be amended, supplemented or otherwise modified from time to time, and as approved by the Bankruptcy Court in accordance with Section 1125 of the Bankruptcy Code.

“Distribution Agent” means The Bank of New York Mellon Corporation (and/or its affiliates).

“Effective Time” means the time at which the Distribution occurs as provided in the Order.

“Employee Leasing Agreement” means the Employee Leasing Agreement in substantially the form attached hereto as Exhibit E, to be entered into by and between GGP and Spinco or a Subsidiary thereof on or prior to the Plan Effective Date.

“Employee Matters Agreement” means the Employee Matters Agreement in substantially the form attached hereto as Exhibit F, to be entered into by and between GGP and Spinco or a Subsidiary thereof on or prior to the Plan Effective Date.

“Environmental Law” means any applicable Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

“Fairholme Investment Agreement” means the Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between GGP and The Fairholme Fund, a series of Fairholme Funds, Inc., and Fairholme Focused Income Fund, a series of Fairholme Funds, Inc., as it may be further amended.

“Fashion Show Core Principles” means the Fashion Show Air Rights — Core Principles in substantially the form attached hereto as Exhibit G to be entered into by GGP LP and Spinco on or prior to the Plan Effective Date.

“Force Majeure” means, with respect to a party, an event beyond the reasonable control of such party (or any Person acting on its behalf), and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one (1) or more acts of terrorism or failure of energy sources or distribution facilities.  Notwithstanding the foregoing, the receipt by a party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” means the registration statement on Form 10 filed by Spinco with the SEC on August 25, 2010 to effect the registration of Spinco Common Stock pursuant to the Exchange Act in connection with the listing of Spinco’s common stock on the New York Stock Exchange, as such registration statement may be amended or supplemented from time to time.

“GGP Business” means the businesses and operations conducted immediately prior to the Effective Time by any member of the GGP Group that are not included in the Spinco Business.

“GGP Disclosure Documents” means any registration statement filed with the SEC in the name of any member of the GGP Group as registrant, and any prospectus, offering memorandum, offering circular or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, that is prepared in connection with any such registration statement.

“GGP Group” means GGP and each of its direct and indirect Subsidiaries immediately following implementation of the Spinoff Plan, expressly excluding the Spinco Group.

“GGP Intellectual Property” means (i) the GGP Name and GGP Marks and (ii) all other Intellectual Property that is owned by any member of the GGP Group immediately after the Effective Time.

“GGP LP” means GGP Limited Partnership, a Delaware limited partnership.

“GGP Name and GGP Marks” means the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of GGP or any of its Subsidiaries using or containing “GGP” (in block letters or otherwise), “GGP” either alone or in combination with other words or elements and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“GGP Software” means all Software that is owned by any member of the GGP Group immediately after the Effective Time.

“GGP Technology” means all Technology that is owned by any member of the GGP Group immediately after the Effective Time.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means the GGP Group or the Spinco Group, as the context requires.

“Hazardous Materials” means any chemical, material, substance, waste, classified, regulated or otherwise classified as “hazardous,” “toxic,” “pollutant” or “contaminant,” or words of similar meaning or effect or any other material, substance or waste, that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) which could cause harm to the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Policies” means the insurance policies written by insurance carriers, including any self-insurance arrangements, pursuant to which Spinco or one (1) or more of its Subsidiaries (or their respective officers or directors) will be insured parties after the Effective Time.

“Insurance Proceeds” means those monies (i) received by an insured from an insurance carrier, (ii) paid by an insurance carrier on behalf of the insured or (iii) received (including by way of set off) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (i) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (ii) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) Internet domain names, (iv) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (v) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (vi) intellectual property rights arising from or in respect of any Technology.

“Investment Agreements” means the Cornerstone Investment Agreement, Fairholme Investment Agreement and Pershing Investment Agreement.

“IP Application” means any application for the registration, issuance or perfection of any intellectual property rights, including patent applications, copyright applications and trademark applications.

“IRS” means the United States Internal Revenue Service.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable (now or in the future), including those arising under any Law, claim (including any third Person product liability claim), demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Order” means the order of the Bankruptcy Court approving the Distribution.

“Pershing Investment Agreement” means the Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between GGP and Pershing Square Capital Management, L.P. on behalf of Pershing Square, L.P., Pershing Square II, L.P., Pershing

Square International, Ltd. and Pershing Square International V, Ltd., as it may be further amended.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

“Plan Effective Date” means the date on which distributions to holders of claims and equity interests commences pursuant to the Plan, or such other time as determined by GGP in accordance with Section 3.3.

“Pre-GGP Insurance Policies” means third-party insurance policies held by GGP or its Subsidiaries that are in effect immediately after the Effective Time that satisfy each of the following conditions: (i) such insurance policy was acquired directly or indirectly by GGP as a result of GGP’s acquisition of the holder of such insurance policy, and (ii) at the time of such acquisition, the business of the holder of such insurance policy related to some or all of the businesses comprising the Spinco Business.

“Real Estate Agreements” means the Ala Moana Condominium Declaration, the Ala Moana Development Agreement, the Arizona 2 Promissory Note, the Columbia Development Agreement and the Fashion Show Core Principles.

“Record Date” means [•], 2010.

“Registration Rights Agreement” means the Registration Rights Agreement in substantially the form attached hereto as Exhibit H, to be entered into by and between certain purchasers to be named therein and Spinco, as of the Effective Time.

“Restructuring” means the transfer of the Spinco Assets to Spinco and its Subsidiaries and the assumption of the Spinco Liabilities by Spinco and its Subsidiaries, and the transfer of certain Excluded Assets to GGP and its Subsidiaries and the assumption by GGP and its Subsidiaries of certain Excluded Liabilities, all as more fully described in this Agreement and the other Transaction Documents and including the steps set forth in the Spinoff Plan and the Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any other nature.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Spinco Balance Sheet” means Spinco’s unaudited pro forma condensed combined balance sheet in Item 2 of the Form 10.

“Spinco Business” means the management, operation and development of the properties and assets described in Item 1 of the Form 10, as conducted by any member of the Spinco Group immediately prior to the Effective Time.

“Spinco Contracts” means the following Contracts, to the extent in effect immediately prior to the Effective Time:

(a)                                 any Contracts to which one or more members of the Spinco Group is a party; provided that no members of the GGP Group are also party to such Contracts;

(b)                                 any Contracts that relate exclusively to the Spinco Business; and

(c)                                  any Contract that is otherwise expressly contemplated pursuant to this Agreement or any of the other Transaction Documents to be assigned to Spinco or any member of the Spinco Group.

“Spinco Disclosure Documents” means any registration statement (including the Form 10) filed with the SEC in the name of any member of the Spinco Group as registrant, and any prospectus, offering memorandum, offering circular or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, that is prepared in connection with any such registration statement.

“Spinco Employees” means all Business Employees (as defined in the Employee Matters Agreement) and all Leased Employees (as defined in the Employee Leasing Agreement).

“Spinco Group” means Spinco and each of its direct and indirect Subsidiaries immediately following implementation of the Spinoff Plan.

“Stockholders Agreements” means the letters substantially in the forms attached hereto as Exhibits I-1 — I-3, to be entered into by and between Spinco and each of REP Investments LLC (and/or its affiliates), The Fairholme Fund (and/or its affiliates) and Pershing Square Capital Management, L.P. (and/or its affiliates) on or prior to the Plan Effective Date.

“Subleases” means the subleases substantially in the forms attached hereto as Exhibits J-1 — J-3, to be entered into by and between GGP (and/or a Subsidiary thereof) and Spinco (and/or a Subsidiary thereof) on or prior to the Plan Effective Date.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities, or the contractual right, to elect a majority of the board of directors or similar governing body or the managing partner or managing member.

“Surety Bond Indemnity Agreement” means the Surety Bond Indemnity Agreement, in substantially the form attached hereto as Exhibit K, to be entered into by and between GGP and Spinco on or prior to the Plan Effective Date.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Attributes” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached hereto as Exhibit L, to be entered into by and between GGP and Spinco on or prior to the Plan Effective Date.

“Technology” means all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how,  research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Transaction Documents” means this Agreement, the Ancillary Documents, the Registration Rights Agreement, the Warrant and Registration Rights Agreement and the Stockholders Agreements.

“Transactions” means, collectively, (i) the Restructuring, (ii) the Distribution, and (iii) all other transactions contemplated by this Agreement or any other Transaction Document.

“Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit M, to be entered into by and between GGP and Spinco, and/or any of their respective Subsidiaries, on or prior to the Plan Effective Date.

“Warrant and Registration Rights Agreement” means the Warrant and Registration Rights Agreement in substantially the form attached hereto as Exhibit N, to be entered into by and between Spinco and Mellon Investor Services LLC, as of the Effective Time.

1.2                               Other Terms.  For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section

Agreement	Preamble
Amended and Restated Bylaws	3.1(c)
Amended and Restated Certificate of Incorporation	3.1(c)
Assumed Actions	6.5(a)
Bankruptcy Cases	Recitals
Bankruptcy Closing	7.1(a)
Bankruptcy Court	Recitals
CPR	7.3(a)
CPR Arbitration Rules	7.3(a)
Dispute	7.1(b)
Distribution	Recitals
Excluded Assets	2.2(b)
Excluded Liabilities	2.3(b)
GGP	Preamble
GGP Accounts	2.8(a)
GGP Common Shares	Recitals
GGP Confidential Information	6.2(b)
GGP Indemnified Parties	5.2
Guarantee Release	5.10(b)
Indemnified Party	5.5(a)
Indemnifying Party	5.5(a)
Indemnity Payment	5.5(a)
Initial Notice	7.2
linked	2.8(a)
Non-Transferred Asset	2.5(a)
Non-Transferred Liability	2.5(a)
Plan	Recitals
Private Letter Ruling	Recitals
Released Party	2.6(a)
Representatives	6.2(a)
Response	7.2
Responsible Party	2.6(a)
Shared Information	6.2(c)
Special Damages	5.8
Spinco	Preamble
Spinco Accounts	2.8(a)
Spinco Assets	2.2(a)
Spinco Common Stock	Recitals
Spinco Confidential Information	6.2(a)
Spinco Indemnified Parties	5.3
Spinco Liabilities	2.3(a)
Spinoff Plan	2.1(a)
Third Party Claim	5.6(a)
Transfer Documents	2.1(b)
Transferee Party	2.5(a)

Term	Section

Transferor Party	2.5(a)
Transferred Actions	6.5(b)

ARTICLE II

THE RESTRUCTURING

2.1                               Transfer of Assets; Assumption of Liabilities.

(a)                                 Prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (such plan and structure being referred to herein as the “Spinoff Plan”) and to the extent not previously effected pursuant to the steps of the Spinoff Plan that have been completed prior to the date hereof:

(i)                                     GGP shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to Spinco or certain of Spinco’s Subsidiaries designated by Spinco, and Spinco or such Subsidiaries shall accept from GGP and its applicable Subsidiaries, all of GGP’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all Spinco Assets existing immediately prior to the Distribution in accordance with Schedule 2.1(a);

(ii)                                  Spinco and certain of its Subsidiaries designated by Spinco shall accept, assume and agree faithfully to perform, discharge and fulfill all the Spinco Liabilities in accordance with their respective terms.  Spinco and such Subsidiaries shall be responsible for all Spinco Liabilities, regardless of when or where such Spinco Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Plan Effective Date, regardless of where or against whom such Spinco Liabilities are asserted or determined (including any Spinco Liabilities arising out of claims made by GGP’s or Spinco’s respective directors, officers, employees, agents or Subsidiaries against any member of the GGP Group or the Spinco Group) or whether asserted or determined prior to the date hereof, and, except as set forth in Section 2.3(b)(iii), regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the GGP Group or the Spinco Group, or any of their respective directors, officers, employees, agents or Subsidiaries;

(iii)                               GGP shall cause its applicable Subsidiaries to assign, transfer, convey and deliver to certain of its other Subsidiaries designated by GGP, and such other Subsidiaries shall accept from such applicable Subsidiaries, such applicable Subsidiaries’ respective right, title and interest in and to any Excluded Assets specified by GGP to be so assigned, transferred, conveyed and delivered, all as more fully set forth in the Spinoff Plan; and

(iv)                              GGP shall and shall cause GGP LP, as a Subsidiary of GGP, to accept and assume as designated by GGP, and agree faithfully to perform, discharge and fulfill certain Excluded Liabilities specified by GGP, and GGP and such Subsidiary shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Plan Effective Date, regardless of where or against whom such Excluded Liabilities are asserted or determined (including any such Excluded Liabilities arising out of claims made by GGP’s or Spinco’s respective directors, officers, employees, agents, Subsidiaries or Subsidiaries against any member of the GGP Group or the Spinco Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the GGP Group or the Spinco Group, or any of their respective directors, officers, employees, agents or Subsidiaries.

(b)                                 In furtherance of the assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), on the date that such Assets are assigned, transferred, conveyed or delivered or such Liabilities are assumed (i) GGP and Spinco, as applicable, shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of partnership interests, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all right, title and interest in and to such Assets to the applicable transferee thereof provided in the Spinoff Plan, and (ii) GGP and Spinco shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of such Liabilities by the applicable assignee thereof provided in the Spinoff Plan.  All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c)                                  Spinco hereby waives compliance by each and every member of the GGP Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Spinco Assets to any member of the Spinco Group.

(d)                                 GGP hereby waives compliance by each and every member of the Spinco Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the GGP Group.

2.2                               Spinco Assets.

(a)                                 For purposes of this Agreement, “Spinco Assets” shall mean (without duplication) the following Assets (except to the extent they constitute Excluded Assets):

(i)                                     all Assets owned by any member of the Spinco Group immediately prior to the Effective Time, wherever such Assets may be located;

(ii)                                  any cash and cash equivalents in the Spinco Accounts as of the Effective Time, subject to Section 2.8(g);

(iii)                               any cash proceeds received directly or indirectly by GGP in respect of any sales of real property in the Summerlin master planned community in Clark County, Nevada to the extent such sales are closed by GGP or any of its then current Subsidiaries during the period beginning on September 7, 2010 and ending immediately prior to the Effective Time (net of any out-of-pocket costs, fees and expenses incurred in connection therewith);

(iv)                              all Spinco Contracts;

(v)                                 subject to Section 6.3, any rights or claims of any member of the Spinco Group under any of the Insurance Policies, including any rights or claims thereunder arising after the Effective Time in respect of any Insurance Policies;

(vi)                              any and all Assets reflected as Assets of Spinco and its Subsidiaries in the Spinco Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Spinco Balance Sheet;

(vii)                           any and all other Assets that are expressly provided by this Agreement, the Plan, the Spinoff Plan or any other Transaction Document as Assets to be transferred to Spinco or any other member of the Spinco Group; and

(viii)                        any and all Assets, other than Intellectual Property, Software and Technology, owned or held immediately prior to the Effective Time by GGP or any of its Subsidiaries that are used exclusively in the Spinco Business (the intention of this clause (viii) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Spinco Asset; no Asset shall be deemed to be a Spinco Asset solely as a result of this clause (viii) if such Asset is within the category or type of Asset expressly covered by the terms of another Transaction Document unless the party claiming entitlement to such Asset can establish that the omission of the transfer or conveyance of such Asset was inadvertent, and no Asset shall be deemed a Spinco Asset solely as a result of this clause (viii) unless a claim with respect thereto is made by Spinco on or prior to the second (2nd) anniversary of the Plan Effective Date).

(b)                                 For the purposes of this Agreement, “Excluded Assets” shall mean (without duplication):

(i)                                     the GGP Intellectual Property, GGP Software and the GGP Technology;

(ii)                                  any cash and cash equivalents (other than cash and cash equivalents specified in Section 2.2(a)(ii) and Section 2.2(a)(iii));

(iii)                               any and all Assets that are expressly contemplated by this Agreement, the Plan, the Spinoff Plan or any other Transaction Document as Assets to be retained by GGP or any other member of the GGP Group;

(iv)                              any and all other Assets owned by any member of the GGP Group immediately prior to the Effective Time, wherever such Assets may be located (other than Spinco Assets); and

(v)                                 any and all Assets owned or held immediately prior to the Effective Time by GGP or any of its Subsidiaries that are not used exclusively in the Spinco Business (the intention of this clause (v) is only to rectify any inadvertent transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as an Excluded Asset; no Asset shall be deemed to be an Excluded Asset solely as a result of this clause (v) if such Asset is within the category or type of Asset expressly covered by the terms of another Transaction Document unless the party claiming entitlement to such Asset can establish that the transfer or conveyance of such Asset was inadvertent, and no Asset shall be deemed an Excluded Asset solely as a result of this clause (v) unless a claim with respect thereto is made by GGP on or prior to the second (2nd) anniversary of the Plan Effective Date).

2.3                                 Spinco Liabilities.

(a)                                  For the purposes of this Agreement, “Spinco Liabilities” shall mean (without duplication) the following Liabilities (except to the extent they constitute Excluded Liabilities):

(i)                                     any and all Liabilities of any member of the Spinco Group;

(ii)                                  all Liabilities reflected as liabilities or obligations of Spinco or its Subsidiaries in the Spinco Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Spinco Balance Sheet;

(iii)                               all other Liabilities that are expressly provided by this Agreement, the Plan, the Spinoff Plan or any other Transaction Document as Liabilities to be assumed by Spinco or any other member of the Spinco Group and all agreements or obligations of any member of the Spinco Group under this Agreement or any of the other Transaction Documents;

(iv)                              except as expressly provided in the Plan or this Agreement, all Liabilities to the extent relating to, arising out of or resulting from:

(A)                              the operation of the Spinco Business, as conducted at any time before, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or omission by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B)                                the operation of any business conducted by any member of the Spinco Group at any time before, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(C)                                any Spinco Assets (including any Liability relating to, arising out of or resulting from any Spinco Contracts); and

(D)                               any Liability relating to the protection or restoration of, or prevention of harm to, the environment or natural resources, the protection of human and occupational health and safety, or otherwise arising under Environmental Laws or relating to Hazardous Materials arising out of (i) the operation of the Spinco Business, as conducted at any time before, at or after, the Effective Time, (ii) any of the Spinco Assets, including any other businesses, operations or properties associated with the Spinco Assets (including any businesses, operations or properties for which a current or future owner or operator of the Spinco Assets or the Spinco Business may be alleged to be responsible as a matter of Law, contract or otherwise due to such ownership or operation of the Spinco Assets or Spinco Business), in any such case, whether arising before, at or after the Effective Time or (iii) the operation of any business conducted by any member of the Spinco Group at any time before, at or after the Effective Time; and

(v)                                 all Liabilities arising out of any claim made by any Spinco Employee arising in the course of such employee’s employment against any member of the GGP Group or the Spinco Group, regardless of whether such claim arises prior to or after the Effective Time.

(b)                                 For the purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):

(i)                                     any and all Liabilities that are expressly contemplated by this Agreement, the Plan, the Spinoff Plan or any other Transaction Document as Liabilities to be retained or assumed by GGP or any other member of the GGP Group, and all agreements and obligations of any member of the GGP Group under this Agreement or any of the other Transaction Documents;

(ii)                                  any and all Liabilities of a member of the GGP Group to the extent relating to, arising out of or resulting from any Excluded Assets;

(iii)                               any and all liabilities arising from a knowing violation of Law, intentional fraud or intentional misrepresentation by any member of the GGP Group or any of their respective directors, officers, employees or agents (other than any individual who at the time of such act was acting in his or her capacity as a director, officer, employee or agent of any member of the Spinco Group or on behalf of the Spinco Business);

(iv)                              all Liabilities arising out of any claim made by any employee of any member of the GGP Group other than a Spinco Employee arising in the course of such employee’s employment against any member of the GGP Group or the Spinco Group, regardless of whether such claim arises prior to or after the Effective Time; and

(v)                                 any and all Liabilities of any members of the GGP Group that are not Spinco Liabilities.

2.4                                 Approvals and Notifications of Spinco Assets and Liabilities.

(a)                                  If and to the extent that the valid, complete and perfected transfer or assignment to the Spinco Group of any Spinco Assets or assumption by the Spinco Group of any Spinco Liabilities would be a violation of applicable Law or require any Approvals or Notifications in connection with the Restructuring, or the Distribution, that has not been obtained or made by the Effective Time then, unless the parties hereto mutually shall otherwise determine, the transfer or assignment to the Spinco Group of such Spinco Assets or the assumption by the Spinco Group of such Spinco Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made in accordance with this Section 2.4 hereof.  Notwithstanding the foregoing, any such Spinco Assets or Spinco Liabilities shall continue to constitute Spinco Assets and Spinco Liabilities for all other purposes of this Agreement.

(b)                                 If any transfer or assignment of any Spinco Asset or any assumption of any Spinco Liabilities intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Plan Effective Date, whether as a result of the provisions of Section 2.4(a) or for any other reason, then, insofar as reasonably possible, the member of the GGP Group retaining such Spinco Asset or such Spinco Liability, as the case may be, shall thereafter hold such Spinco Asset or Spinco Liability, as the case may be, for the use and benefit of the member of the Spinco Group entitled thereto (at the expense of the member of the Spinco Group entitled thereto).  In addition, the member of the GGP Group retaining such Spinco Asset or such Spinco Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Spinco Asset or Spinco Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested (pursuant to Section 2.5(b) and otherwise) by the member of the Spinco Group to whom such Spinco Asset is to be transferred or assigned, or which will assume such Spinco Liability, as the case may be, in order to place such member of the Spinco Group in a substantially similar position as if such Spinco Asset or Spinco Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Spinco Asset or Spinco Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Spinco Asset or Spinco Liability, as the case may be, is to inure from and after the Effective Time to the Spinco Group.

(c)                                  If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Spinco Asset or the deferral of assumption of any Spinco Liability pursuant to Section 2.4(a), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Spinco Asset or the assumption of any Spinco Liability have been removed, the transfer or assignment of the applicable Spinco Asset or the assumption of the applicable Spinco Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Document.

(d)                                 The reasonable out-of-pocket costs and expenses associated with any such transfers or assignments of Spinco Assets or assumption of Spinco Liabilities, including reasonable attorneys’ fees and all recording or similar fees, shall be borne by GGP until the six month anniversary of the date of the Distribution, and thereafter by Spinco.(1)

(1)  Pursuant to an amendment to the Cornerstone Investment Agreement, a reserve amount of $1 million will be added to the GGO Note Amount (as defined in the Cornerstone Investment Agreement), and on the six month anniversary of the date of the Distribution the GGO Note Amount will be reduced to the extent such costs and expenses are less than $1 million (and further reduced for accrued interest thereon).

2.5                                 Transfer of Non-Transferred Assets; Assumption of Non-Transferred Liabilities.

(a)                                  If at any time or from time to time following the Effective Time, any party hereto (or any member of such party’s respective Group), shall receive or otherwise possess any Asset or Liability (including any Intellectual Property or Technology) that is allocated to any other Person pursuant to this Agreement or any other Transaction Document, such Person (or any member of such party’s respective Group, the “Transferor Party”) shall promptly transfer, or cause to be transferred, such Asset (each, a “Non-Transferred Asset”) or Liability (each, a “Non-Transferred Liability”), as the case may be, to the Person (or any member of such party’s respective Group, the “Transferee Party”) entitled to such Non-Transferred Asset or responsible for such Non-Transferred Liability, as the case may be, and the Transferee Party entitled to such Non-Transferred Asset or responsible for such Non-Transferred Liability shall accept such Non-Transferred Asset or accept, assume and agree faithfully to perform, discharge such Non-Transferred Liability, as applicable.

(b)                                 In furtherance of the assignment, transfer, conveyance and delivery of Non-Transferred Assets and the assumption of Non-Transferred Liabilities set forth in this Section 2.5, (i) the Transferor Party shall execute and deliver such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contract and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of the Transferee Party’s right, title and interest in and to the Non-Transferred Assets, and (ii) the Transferee Party shall execute and deliver such assumptions of contract and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Non-Transferred Liabilities.

(c)                                  To the extent that the transfer or assignment of any Non-Transferred Assets or the assumption of any Non-Transferred Liabilities requires any Approvals or Notifications, the parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in any of the other Transaction Documents, no member of the GGP Group or Spinco Group shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(d)                                 If and to the extent that the valid, complete and perfected transfer or assignment to the Transferee Party of any Non-Transferred Assets or the assumption by the Transferee Party of any Non-Transferred Liabilities would be a violation of applicable Law or require any material Approval or Notification that has not been made or obtained on or before the Plan Effective Date, then, unless the parties hereto mutually shall otherwise determine, the transfer or assignment to the Transferee Party of such Non-Transferred Assets or the assumption by the Transferee Party of such Non-Transferred Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made.  Notwithstanding the foregoing, any such Non-Transferred Assets that are Excluded Assets or Non-Transferred Liabilities that are Excluded Liabilities shall continue to constitute Excluded Assets or Excluded Liabilities for all other purposes of this Agreement, and any such Non-Transferred Assets that are Spinco Assets or Non-Transferred Liabilities that are Spinco Liabilities shall continue to constitute Spinco Assets or Spinco Liabilities for all other purposes of this Agreement.

(e)                                  If any transfer or assignment of any Non-Transferred Asset under this Section 2.5, is not consummated on or prior to the Plan Effective Date, whether as a result of the provisions of Section 2.5(d) or for any other reason, then, insofar as reasonably possible, the Transferor Party retaining such Non-Transferred Asset, shall thereafter hold such Non-Transferred Asset for the use and benefit of the Transferee Party entitled thereto (at the expense of the member of the Transferee Party entitled thereto).  In addition, the Transferor Party retaining such Non-Transferred Asset shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Non-Transferred Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Transferee Party to whom such Non-Transferred Asset is to be transferred or assigned, in order to place such Transferee Party in a substantially similar position as if such Non-Transferred Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Non-Transferred Asset, including use, risk of loss, potential for gain, and dominion, control and command over such Non-Transferred Asset, is to inure from and after the Effective Time to the Transferee Party.

(f)                                    If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Non-Transferred Asset or the deferral of assumption of any Non-Transferred Liability, are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Non-Transferred Assets or the assumption of any Non-Transferred Liabilities have been removed, the transfer or assignment of the applicable Non-Transferred Asset or the assumption of the applicable Non-Transferred Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Document.

(g)                                 The reasonable out-of-pocket costs and expenses associated with any such transfers or assignments of Non-Transferred Assets or assumption of Non-Transferred Liabilities, including reasonable attorneys’ fees and all recording or similar fees, shall be borne by the party that would have been responsible for such costs and expenses if the transfer, assignment or assumption had occurred at or prior to the Effective Time.

2.6                                 Novation of Liabilities.

(a)                                  Each of GGP and Spinco, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities that constitute Excluded Liabilities or Spinco Liabilities, as applicable, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the GGP Group or the Spinco Group, as applicable (the “Released Party”), so that, in any such case, the members of the GGP Group or the Spinco Group, as applicable (the “Responsible Party”) will be solely responsible for such Liabilities; provided, however, that, except as otherwise expressly provided in any of the other Transaction Documents, neither GGP nor Spinco shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b)                                 If the Released Party is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, the Released Party shall continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, the Responsible Party shall, as agent or subcontractor for the Released Party, pay, perform and discharge fully all the obligations or other Liabilities of the Released Party thereunder from and after the Effective Time.  The Responsible Party shall indemnify the Released Party and any other members of its respective Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing and hold each of them harmless against any Liabilities arising in connection therewith; provided, that pursuant hereto the Responsible Party shall have no obligation to indemnify any Person that has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith.  The Released Party shall cause each member of its respective Group, without further consideration, to pay and remit, or cause to be paid or remitted, to the Responsible Party or its designee promptly all money, rights and other consideration received by it or any member of its respective Group in respect of the document, agreement, Contract, obligation or Liability that gave rise to such performance (unless any such consideration is an Asset expressly allocated to the Released Party pursuant to this Agreement).  If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, the Released Party shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of its respective Group without payment of further consideration and the Responsible Party, without the payment of any further consideration, shall, or shall cause another member of its respective Group to, assume such obligations.

2.7                                 Termination of Agreements and Arrangements.

(a)                                  Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 5.1, Spinco and each member of the Spinco Group, on the one hand, and GGP and each member of the GGP Group, on the other hand, hereby terminate, effective as of the Effective Time, any and all agreements, arrangements, commitments or understandings, whether or not in writing, solely between or among Spinco and/or any member of the Spinco Group, on the one hand, and GGP and/or any member of the GGP Group, on the other hand, effective as of the Effective Time; provided, however, to the extent that termination of any such agreement, arrangement, commitment or understanding is inconsistent with any other Transaction Document, such termination shall be determined pursuant to the applicable Transaction Document.  Notwithstanding the foregoing, the Groups shall settle all intercompany receivables and payables as of the Effective Time, and after the Effective Time neither Group shall owe any further amounts to the other Group in respect of such intercompany receivables and payables.  No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time (or, to the extent contemplated by the proviso to the immediately preceding sentence, after the effective date of the applicable Transaction Document).  Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)                                 The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

(i)                                     this Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Document to be entered into or continued by any of the parties hereto or any of the members of their respective Groups);

(ii)                                  any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective wholly-owned Subsidiaries is a party (it being understood that (A) directors’ qualifying shares, preferred or similar interests or shares issued by entities issuing such shares to satisfy REIT qualification requirements or the Code, will be disregarded for purposes of determining whether a Subsidiary is wholly owned and (B) to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Spinco Assets or Spinco Liabilities, they shall be assigned pursuant to Section 2.1); and

(iii)                               any other agreements, arrangements, commitments or understandings that this Agreement, the Plan, the Spinoff Plan or any other Transaction Document expressly contemplates will survive the Plan Effective Date.

2.8                                 Bank Accounts; Cash Balances.

Except as may be set forth in the Transition Services Agreement:

(a)                                  GGP and Spinco each agrees to take, or cause the respective members of their respective Groups to take, to be effective at the Effective Time (or such earlier time as GGP and Spinco may agree), all actions necessary to amend all Spinco Contracts governing each bank and brokerage account owned by Spinco or any other member of the Spinco Group (collectively, the “Spinco Accounts”), so that such Spinco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by GGP or any other member of the GGP Group (collectively, the “GGP Accounts”), are de-linked from the GGP Accounts effective on the Effective Date.

(b)                                 GGP and Spinco each agrees to take, or cause the respective members of their respective Groups to take, to be effective at the Effective Time (or such earlier time as GGP and Spinco may agree), all actions necessary to amend all Spinco Contracts governing the GGP Accounts so that such GGP Accounts, if currently linked to a Spinco Account, are de-linked from the Spinco Accounts.

(c)                                  It is intended that, following consummation of the actions contemplated by Sections 2.8(a) and 2.8(b), there will continue to be in place a centralized cash management process pursuant to which the Spinco Accounts will be managed centrally and funds collected will be transferred into one (1) or more centralized accounts maintained by Spinco.

(d)                                 It is intended that, following consummation of the actions contemplated by Sections 2.8(a) and 2.8(b), there will continue to be in place a centralized cash management process pursuant to which the GGP Accounts will be managed centrally and funds collected will be transferred into one (1) or more centralized accounts maintained by GGP.

(e)                                  With respect to any outstanding checks issued by GGP, Spinco, or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn with prompt reimbursement from the Person or Group that issued such check, if applicable, in each case subject to the express provisions in the Plan or the Investment Agreements regarding payment of claims.

(f)                                    As between GGP and Spinco (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by either party (or member of its Group) in the ordinary course of business that relate to a business, Asset or Liability of the other party (or member of its Group), shall be held by such party in trust for the use and benefit of the party entitled thereto and, promptly upon receipt by such party of any such payment or reimbursement, such party shall pay over, or shall cause the applicable member of its Group to pay over to the other party the amount of such payment or reimbursement without right of set-off.

(g)                                 Each of GGP and Spinco agrees that, prior to the Effective Time, GGP or any other member of the GGP Group may withdraw any and all cash or cash equivalents (other than the cash proceeds specified in Section 2.2(a)(iii)) from the Spinco Accounts for the benefit of GGP or any other member of the GGP Group; provided, however, that neither GGP nor any other member of the GGP Group shall be entitled to withdraw any cash or cash equivalents from any Spinco Account if, and to the extent that, the amount of such cash or cash equivalents is necessary to cover any checks or wires made from or against (or to be made from or against) a Spinco Account as of, or prior to, the Effective Time and which has not been paid or withdrawn as of the Effective Time.

2.9                                 Disclaimer of Representations and Warranties.  EACH OF GGP (ON BEHALF OF ITSELF AND EACH MEMBER OF THE GGP GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, NO PARTY TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY

ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

THE DISTRIBUTION

3.1                                 Actions on or Prior to the Plan Effective Date.  Prior to the Distribution, the following shall occur:

(a)                                  Listing.  Spinco shall prepare, file and pursue an application to permit listing of the Spinco Common Stock on the New York Stock Exchange.

(b)                                 Bankruptcy.  The Bankruptcy Court shall have entered an order confirming the Plan and there shall not be a stay or injunction (or similar prohibition) in effect with respect to such order.

(c)                                  Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.  (i) GGP and Spinco shall each take all necessary action that may be required to provide for the adoption by Spinco of the Amended and Restated Certificate of Incorporation of Spinco in substantially the form attached to the Plan (the “Amended and Restated Certificate of Incorporation”), and the Amended and Restated Bylaws of Spinco in substantially the form attached to the Plan (the “Amended and Restated Bylaws”) and (ii) Spinco shall file the Amended and Restated Certificate of Incorporation of Spinco with the Secretary of State of the State of Delaware.

(d)                                 The Distribution Agent.  GGP shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(e)                                  Stock-Based Employee Benefit Plans.  At or prior to the Effective Time, GGP and Spinco shall take all actions as may be necessary to approve the stock-based employee benefit plans of Spinco in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the New York Stock Exchange.

3.2                                 Conditions Precedent to Distribution.  In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by GGP, in whole or in part, in its sole discretion):

(a)                                  the Restructuring shall have been completed in accordance with the Plan;

(b)                                 the Plan Effective Date shall have occurred;

(c)                                  the Private Letter Ruling shall have been received and shall not have been revoked or modified in any material respect;

(d)                                 the Form 10 filed with the SEC shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC;

(e)                                  the Spinco Common Stock to be delivered in the Distribution shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

(f)                                    each of the other Transaction Documents shall have been duly executed and delivered by the parties thereto;

(g)                                 no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto, including the Restructuring, shall be in effect;

(h)                                 prior to the Distribution, all of GGP’s representatives or designees shall have resigned or been removed as officers from all members of the Spinco Group, and all of Spinco’s representatives or designees shall have resigned or been removed as officers from all members of the GGP Group;

(i)                                     the designees of REP Investments LLC (or its affiliates) and Pershing Square Capital Management, L.P. (or its affiliates), as set forth in the Cornerstone Investment Agreement and the Pershing Investment Agreement, shall have been appointed to the to the board of directors of Spinco; and

(j)                                     no event or development shall have occurred or exist that, in the judgment of the board of directors of GGP, in its sole discretion, makes it inadvisable to effect the Restructuring, the Distribution or the other transactions contemplated hereby.

Each of the foregoing conditions is for the sole benefit of GGP and shall not give rise to or create any duty on the part of GGP or its board of directors to waive or not to waive any such condition or to effect the Restructuring and the Distribution, or in any way limit GGP’s rights of termination set forth in this Agreement.  Any determination made by GGP prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive and binding on the parties.

3.3                                 The Distribution.

(a)                                  Subject to the terms and conditions set forth in this Agreement and the Plan, (i) on or prior to the Plan Effective Date, GGP shall deliver to the Distribution Agent for the benefit of holders of record of GGP Common Shares on the Record Date, book-entry transfer authorizations for such number of the issued and outstanding shares of Spinco Common Stock necessary to effect the Distribution, (ii) the Distribution shall be effective at the Effective Time and (iii) GGP shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Effective Time, to each holder of record of GGP Common Shares as of the Record Date, by means of a pro rata distribution, 0.0983 shares of Spinco Common Stock for every one (1) GGP Common Share; provided, however, that no fractional shares shall be issued.  Following the Plan Effective Date, Spinco agrees to provide all book-entry transfer authorizations for shares of Spinco Common Stock that GGP or the Distribution Agent shall require (after giving effect to Section 3.4) in order to effect the Distribution.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, GGP shall, in its sole and absolute discretion, determine the Plan Effective Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof.  In addition, GGP may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

(c)                                  The parties agree that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(d)                                 The parties agree that the steps of the Spinoff Plan shall be effected in the order and manner prescribed in the Spinoff Plan and the occurrence of each step shall be conditioned upon the completion of the preceding step.

3.4                                 GGP Authorization of Agreement.  GGP has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other Transaction Document to be executed by GGP in connection with the consummation of Distribution, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of GGP.  This Agreement has been, and each of the Transaction Documents will be at or prior to the Closing, duly and validly executed and delivered by GGP and (assuming due authorization, execution and delivery by Spinco) this Agreement constitutes, and each of the Transaction Documents when so executed and delivered will constitute, legal, valid and binding obligations of GGP, enforceable against GGP in accordance with its terms.

ARTICLE IV

ACCESS TO INFORMATION

4.1                                 Agreement for Exchange of Information; Archives.

(a)                                  After the Effective Time (or such earlier time as the parties may agree) and until the fifth (5th) anniversary of the date of this Agreement, each of GGP and Spinco, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) to carry out its human resources functions or to establish, assume or administer its benefit plans or payroll functions, (iii) in order to satisfy audit, accounting or other similar requirements (except as otherwise provided in Section 4.1(d)), or (iv) to comply with its obligations under this Agreement or any other Transaction Document; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)                                 After the Effective Time  (or such earlier time as the parties may agree) and until the fifth (5th) anniversary of the date of this Agreement, (i) Spinco and its authorized accountants, counsel and other designated representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the Spinco Business that are located in archives retained or maintained by any member of the GGP Group, and (ii) Spinco may obtain copies (but not originals unless it is a Spinco Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided, that Spinco shall cause any such objects to be returned promptly in the same condition in which they were delivered to Spinco and Spinco shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to GGP; provided, further, that, notwithstanding any provisions of this Section 4.1(b), any request for Information or access to Representatives in connection with any Third Party Claims shall be subject to Section 4.7.  Nothing herein shall be deemed to restrict the access of any member of the GGP Group to any such documents or objects or to impose any liability on any member of the GGP Group if any such documents or objects are not maintained or preserved by GGP.

(c)                                  After the Effective Time (or such earlier time as the parties may agree) and until the fifth (5th) anniversary of the date of this Agreement, (i) GGP and its authorized accountants, counsel and other designated representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the GGP Business that are located in archives retained or maintained by any member of the Spinco Group and (ii) GGP may obtain copies (but not originals unless it is not a Spinco Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided, that GGP shall cause any such objects to be returned promptly in the same condition in which they were delivered to GGP and GGP shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Spinco; provided, further, that, notwithstanding any provisions of this Section 4.1(c), any request for Information or access to Representatives in connection with any Third Party Claims shall be subject to Section 4.7.  Nothing herein shall be deemed to restrict the access of any member of the Spinco Group to any such documents or objects or to impose any liability on any member of the Spinco Group if any such documents or objects are not maintained or preserved by Spinco.

(d)                                 Without limiting the generality of the foregoing, until the second (2nd) Spinco fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each of GGP and Spinco to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Plan Effective Date occurs), each of GGP and Spinco shall use its commercially reasonable efforts to cooperate with the other party’s Information requests to enable (i) the other party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, and (ii) the other party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

4.2                                 Ownership of Information.  Any Information owned by one Group that is provided to a requesting party pursuant to Section 4.1 shall be deemed to remain the property of the providing party, except where such Information is an Asset of the requesting party pursuant to the provisions of this Agreement or any other Transaction Document.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 4.1.

4.3                                 Compensation for Providing Information.  The party requesting Information agrees to reimburse the other party for the reasonable out-of-pocket costs and expenses, if any, of creating, gathering and copying such Information (including any costs and expenses incurred in any review of Information for purposes of protecting the privileged Information of the providing party or in connection with the restoration of backup tapes for purposes of providing the requested Information), to the extent that such costs are incurred in connection with such other party’s provision of Information in response to the requesting party.

4.4                                 Record Retention.

(a)                                  To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement after the Effective Time, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies or ordinary course practices of GGP or Spinco, as applicable, in effect on the Plan Effective Date (including any Information that is subject to a “Litigation Hold” issued by either party prior to the Plan Effective Date) or such other policies or practices as may be reasonably adopted by the appropriate party after the Effective Time.

(b)                                 Except in accordance with its, or its applicable Subsidiaries’, policies and ordinary course practices, no party will destroy, or permit any of its Subsidiaries to destroy, any Information that would, in accordance with such policies or ordinary course practices, be archived or otherwise filed in a centralized filing system by such party or its applicable Subsidiaries; provided, however, that (i) in the case of any Information relating to employee benefits, no party will destroy, or permit any of its Subsidiaries to destroy, any such Information until the expiration of the applicable statute of limitations (giving effect to any extensions thereof), (ii) in the case of any Information relating to a pending or threatened Action (including any pending or threatened investigation by a Governmental Authority) that is known to the members of the Group in possession of such Information, the parties shall comply with the requirements of the applicable “Litigation Hold” (provided, that, with respect to any pending or threatened Action arising after the Plan Effective Date, the requirements of this clause (ii) shall apply only to the extent that whichever member of the GGP Group or the Spinco Group that is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other party of such pending or threatened Action) and (iii) no party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

(c)                                  In the event of either party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 4.4, such party shall be liable to the other party solely for the amount of any monetary fines or penalties imposed or levied against such other party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other party’s inability to produce Information caused by such inadvertent failure and, notwithstanding Sections 5.2 and 5.3, shall not be liable to such other party for any other Liabilities.

4.5                                 Liability.  No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information.

4.6                                 Other Agreements Providing for Exchange of Information.

(a)                                  The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any other Transaction Document.

(b)                                 Any party that receives, pursuant to a request for Information in accordance with this Article IV, Information that is not relevant to its request shall (i) either destroy such Information or return it to the providing party and (ii) deliver to the providing party a certificate certifying that such Information was destroyed or returned, as the case may be, which certificate shall be signed by an officer of the requesting party holding the title of vice president or above.

(c)                                  When any Information provided by one Group to the other (other than Information provided pursuant to Section 4.4) is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document and is no longer required to be retained by applicable Law, the receiving party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

(d)                                 The parties agree to comply with the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, in connection with the sharing of Information pursuant to this Article IV, including by entering into any business associate agreements that may be required for such compliance.

4.7                                 Production of Witnesses; Records; Cooperation.

(a)                                  After the Effective Time (or such earlier time as the parties may agree), except in the case of an adversarial Action by one party against another party, each party hereto shall use its commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or IP Application in which the requesting party may from time to time be involved, regardless of whether such Action or IP Application is a matter with respect to which indemnification may be sought hereunder.  The requesting party shall bear all out-of-pocket costs and expenses in connection therewith.

(b)                                 If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the Indemnified Party shall use commercially reasonable efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.  The Indemnifying Party shall bear all out-of-pocket costs and expenses in connection therewith.

(c)                                  In furtherance and without limiting the provisions of Sections 4.7(a) and (b), the parties shall cooperate and consult to the extent reasonably necessary with respect to (i) any Third Party Claims and (ii) any written request for access to Information or Representatives of the other party and members of such other party’s Group in connection with any Third Party Claim; provided that such request shall sufficiently identify the applicable custodian of the requested Information and, to the extent known to the requesting party, the date of, or any applicable time periods relating to, the requested Information and any other descriptions necessary to sufficiently identify the requested Information.

(d)                                 Without limiting any provision of this Section 4.7, each of the parties agrees to reasonably cooperate, and to cause each member of its respective Group to reasonably cooperate, with each other in the defense of any infringement, misappropriation or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity, enforceability or misappropriation of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement, misappropriation or similar claim except as required by Law.

(e)                                  The obligation of the parties to provide witnesses pursuant to this Section 4.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first (1st) sentence of Section 4.7(a)).

(f)                                    In connection with any matter contemplated by this Section 4.7, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

(g)                                 For the avoidance of doubt, the provisions of this Section 4.7 are in furtherance of the provisions of Section 4.1 and shall not be deemed to in any way limit or otherwise modify the parties’ rights and obligations under Section 4.1.

4.8                                 Privileged Matters.

(a)                                  The parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the GGP Group and the Spinco Group, and that each of the members of the GGP Group and the Spinco Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith.  The parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the GGP Group or the Spinco Group, as the case may be.

(b)                                 The parties agree as follows:

(i)                                     GGP shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the GGP Business and not to the Spinco Business, whether or not the privileged Information is in the possession or under the control of any member of the GGP Group or any member of the Spinco Group. GGP shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Excluded Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the GGP Group or any member of the Spinco Group; and

(ii)                                  Spinco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the Spinco Business and not to the GGP Business, whether or not the privileged Information is in the possession or under the control of any member of the Spinco Group or any member of the GGP Group. Spinco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Spinco

Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Spinco Group or any member of the GGP Group.

(c)                                  Subject to the restrictions set forth in this Section 4.8, the parties agree that they shall have a shared privilege, each with equal right to assert any such shared privilege, with respect to all privileges not allocated pursuant to Section 4.8(b) and all privileges relating to any Actions or other matters that involve both the GGP Group and the Spinco Group and in respect of which both parties have Liabilities under this Agreement.

(d)                                 Subject to Sections 4.8(e) and (f), no party may waive any privilege that could be asserted under any applicable Law, and in which the other party has a shared privilege, without the consent of the other party, which consent shall (i) not be unreasonably withheld, conditioned or delayed, (ii) be in writing and (iii) be deemed to be granted unless written objection is made within twenty (20) days after notice has been given to the other party requesting such consent.

(e)                                  In the event of any Actions between GGP and Spinco, or any members of their respective Groups, either party may waive a privilege in which the other party or member of such other party’s Group has a shared privilege, without obtaining consent pursuant to Section 4.8(d); provided, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the Action between the parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any third Person.

(f)                                    If any dispute arises between GGP and Spinco, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interests of either the GGP Group or the Spinco Group, each party agrees that it shall (i) negotiate with the other party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other party and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other party.  Further, each party specifically agrees that it will not withhold its consent to the waiver of a privilege for any purpose except to protect its own legitimate interests.

(g)                                 Upon receipt by either party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or as to which another party has the sole right hereunder to assert a privilege, or if either party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such privileged Information, such party shall promptly notify the other party of the existence of the request (which notice shall be delivered to such other party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 4.8 or otherwise to prevent the production or disclosure of such privileged Information.

(h)                                 The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of GGP and Spinco set forth in this Section 4.8 and in Section 6.2 to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges.  The parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the parties contemplated by this Agreement, and the transfer of privileged Information between the parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(i)                                     In furtherance of the parties’ agreement under this Section 4.8, GGP and Spinco shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.

ARTICLE V

RELEASE; INDEMNIFICATION; AND GUARANTEES

5.1                                 Release of Pre-Distribution Claims.

(a)                                  Except as provided in (i) Section 5.1(c), (ii) any exceptions to the indemnification provisions of Sections 5.2, 5.3 and 5.4, and (iii) any other Transaction Document, effective as of the Effective Time, Spinco does hereby, for itself and each other member of the Spinco Group, their respective Subsidiaries, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the Spinco Group (in each case, in their respective capacities as such), remise, release and forever discharge GGP and the other members of the GGP Group, their respective Subsidiaries, successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, equityholders, directors, officers, agents or employees of any member of the GGP Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Plan Effective Date, including in connection with the Bankruptcy Cases, the Plan, the transactions and all other activities to implement the Restructuring, the Distribution and any of the other transactions contemplated hereunder and under the other Transaction Documents.

(b)                                 Except as provided in (i) Section 5.1(c), (ii) any exceptions to the indemnification provisions of Sections 5.2, 5.3 and 5.4, and (iii) any other Transaction Document, effective as of the Plan Effective Date, GGP does hereby, for itself and each other member of the GGP Group, their respective Subsidiaries, successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the GGP Group (in each case, in their respective capacities as such), remise, release and forever discharge Spinco, the respective members of the Spinco

Group, their respective Subsidiaries, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the Spinco Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Plan Effective Date, including in connection with the Bankruptcy Cases, the Plan, the transactions and all other activities to implement the Restructuring, the Distribution and any of the other transactions contemplated hereunder and under the other Transaction Documents.

(c)                                  Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair any right of any party to enforce this Agreement, or any other Transaction Document, in accordance with its terms.  Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:

(i)                                     any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Transaction Document;

(ii)                                  any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iii)                               any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the other Transaction Documents; or

(iv)                              as to the GGP Group, any Liability expressly provided for in the Plan.

In addition, nothing contained in Section 5.1(a) shall release GGP from indemnifying any director, officer or employee of Spinco who was a director, officer or employee of GGP or any of its Subsidiaries on or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations, it being understood that if the underlying obligation giving rise to such Action is a Spinco Liability, Spinco shall indemnify GGP for such Liability (including GGP’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(d)                                 Spinco shall not make, and shall not permit any member of the Spinco Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against GGP or any member of the GGP Group, or any other Person released pursuant to Section 5.1(a), with respect to any

Liabilities released pursuant to Section 5.1(a).  GGP shall not, and shall not permit any member of the GGP Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Spinco or any member of the Spinco Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e)                                  It is the intent of each of GGP and Spinco, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Plan Effective Date, between or among Spinco or any member of the Spinco Group, on the one hand, and GGP or any member of the GGP Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Plan Effective Date), except as expressly set forth in Section 5.1(c).  At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

5.2                                 General Indemnification by Spinco.  Spinco shall, and shall cause the other members of the Spinco Group to, indemnify, defend and hold harmless each member of the GGP Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “GGP Indemnified Parties”), from and against any and all Liabilities of the GGP Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a)                                  any Spinco Liability;

(b)                                 the failure of Spinco or any other member of the Spinco Group or any other Person to pay, perform or otherwise promptly discharge any Spinco Liabilities or Spinco Contract in accordance with its respective terms, whether prior to or after the Effective Time;

(c)                                  any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the GGP Group for the benefit of any member of the Spinco Group that survives the Effective Time, except to the extent any of the foregoing is (i) expressly governed by the Surety Bond Indemnity Agreement or (ii) an Excluded Liability; and

(d)                                 any breach (including any breach of any representation or warranty) of this Agreement or any of the other Transaction Documents by any member of the Spinco Group, or any action by Spinco in contravention of its Amended and Restated Certificate of Incorporation or Bylaws as they exist at the Effective Time;

provided, however, that the indemnification provisions of this Section 5.2 shall not apply to the Transition Services Agreement, the Tax Matters Agreement, the Employee Leasing Agreement and the Subleases, which instead shall be subject to the indemnification provisions contained therein.

5.3                                 General Indemnification by GGP.  GGP shall, and shall cause the other members of the GGP Group to, indemnify, defend and hold harmless each member of the Spinco Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Spinco Indemnified Parties”), from and against any and all Liabilities of the Spinco Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a)                                  any Excluded Liability;

(b)                                 the failure of any member of the GGP Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to or after the Effective Time;

(c)                                  any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the Spinco Group for the benefit of any member of the GGP Group that survives the Effective Time, except to the extent any of the foregoing is a Spinco Liability; and

(d)                                 any breach (including any breach of any representation or warranty) of this Agreement or any of the other Transaction Documents by any member of the GGP Group;

provided, however, that the indemnification provisions of this Section 5.3 shall not apply to the Transition Services Agreement, the Tax Matters Agreement, the Employee Leasing Agreement and the Subleases, which instead shall be subject to the indemnification provisions contained therein.

5.4                                 Disclosure Indemnification.

(a)                                  Spinco agrees to indemnify and hold harmless the GGP Indemnified Parties and each Person, if any, who controls any member of the GGP Group within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities (whether arising before or after the Effective Time) out of or based upon any untrue statement or alleged untrue statement of a material fact contained in a Spinco Disclosure Document, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)                                 GGP agrees to indemnify and hold harmless the Spinco Indemnified Parties and each Person, if any, who controls any member of the Spinco Group within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities (whether arising before or after the Effective Time) out of or based upon any untrue statement or alleged untrue statement of a material fact contained in a GGP Disclosure Document, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

5.5                                 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                  Any Liability subject to indemnification or contribution pursuant to this Article V, will be net of Insurance Proceeds that actually reduce the amount of the Liability or Loss, as applicable.  Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification under this Article V (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability.  If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.

(b)                                 An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto.  The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article V; provided, that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c)                                  Subject to Section 5.7(e), any indemnity payment under this Article V shall be increased to take into account any inclusion in income of the Indemnified Party arising from the receipt of such indemnity payment and shall be decreased to take into account any reduction in income of the Indemnified Party arising from such indemnified Liability.  For purposes hereof, any inclusion or reduction shall be determined (i) using the highest marginal rates in effect at the time of the determination and applicable to a corporate resident of Chicago, Illinois and (ii) assuming that the Indemnified Party, including any entity that qualifies as a real estate investment trust, will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination.

5.6                                 Procedures for Indemnification of Third Party Claims.

(a)                                  If an Indemnified Party receives written notice that a Person (including any Governmental Authority) that is not a member of GGP Group or Spinco Group has asserted any claim or commenced any Action (collectively, a “Third Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Sections 5.2, 5.3 or 5.4, or any other Section of this Agreement or any other Transaction Document, the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days or sooner, if the nature of the Third Party Claim so requires) after becoming aware of the Third Party Claim.  Such notice shall describe the Third Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 5.6(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 5.6(a).

(b)                                 Subject to this Section 5.6(b) and Section 5.6(c), an Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim.  Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 5.6(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending the Third Party Claim and shall specify any reservations or exceptions to its defense.  After receiving notice of an Indemnifying Party’s election to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, an Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the Indemnified Party shall be responsible for the fees and expenses of its counsel and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party.  If an Indemnifying Party has elected to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.

(c)                                  Notwithstanding Section 5.6(b), if any Indemnified Party shall in good faith determine that there is an actual conflict of interest if counsel for the Indemnifying Party represented both the Indemnified Party and Indemnifying Party, then the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one (1) separate counsel for all Indemnified Parties.

(d)                                 If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election within thirty (30) days after the receipt of notice from an Indemnified Party as provided in Section 5.6(b), the Indemnified Party may defend the Third Party Claim at the cost and expense of the Indemnifying Party.  If the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.

(e)                                  Without the prior written consent of any Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnified Party may settle or compromise, or seek to settle or compromise, any Third Party Claim; provided, however, in the event that the Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify the Indemnified Party of its election within thirty (30) days after the receipt of notice from the Indemnified Party as provided in Section 5.6(b), the Indemnified Party shall have the right to settle or compromise such Third Party Claim in its sole discretion.  Without the prior written consent of any Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim if such Indemnified Party is or could have been a party to the pending or threatened Third Party Claim and could have sought indemnity pursuant to this Section 5.6, unless such judgment or settlement is solely for monetary damages, and provides for a full, unconditional and irrevocable release of that Indemnified Party from all liability in connection with the Third Party Claim.

5.7                                 Additional Matters.

(a)                                  Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article V shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon reasonable demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.  The indemnity and contribution agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party, (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder and (iii) any termination of this Agreement.

(b)                                 Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.  If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Transaction Documents without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)                                  If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d)                                 In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 5.7(d), and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

(e)                                  For all Tax purposes, GGP and Spinco agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by GGP to Spinco or a distribution by Spinco to GGP, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability, and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

5.8                                 Remedies Cumulative; Limitations of Liability.  The rights provided in this Article V shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.  Notwithstanding the foregoing, neither Spinco or its Subsidiaries, on the one hand, nor GGP or its Subsidiaries, on the other hand, shall be liable to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages (collectively, “Special Damages”) of the other arising in connection with the Transactions (provided, that any such liability with respect to a Third Party Claim shall be considered direct damages).

5.9                                 Survival of Indemnities.  The rights and obligations of each of GGP and Spinco and their respective Indemnified Parties under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

5.10                           Guarantees.

(a)                                  Except as otherwise specified in any other Transaction Document, on or prior to the Effective Time or as soon as practicable thereafter, (i) GGP shall (with the reasonable cooperation of the applicable member(s) of the Spinco Group) use its commercially reasonable efforts to have any member(s) of the Spinco Group removed as guarantor of or obligor for any Excluded Liability, to the extent that they relate to Excluded Liabilities, and (ii) Spinco shall (with the reasonable cooperation of the applicable member(s) of the GGP Group) use its commercially reasonable efforts to have any member(s) of the GGP Group removed as guarantor of or obligor for any Spinco Liability, to the extent that they relate to Spinco Liabilities.

(b)                                 On or prior to the Effective Time, to the extent required to obtain a release from a guarantee (a “Guarantee Release”):

(i)                                     of any member of the GGP Group, Spinco shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Spinco would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii)                                  of any member of the Spinco Group, GGP shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which GGP would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c)                                  If GGP or Spinco is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 5.10, (i) the relevant member of the GGP Group or Spinco Group, as applicable, that has assumed the Liability with respect to such guarantee shall indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto (in accordance with the provisions of this Article V) and shall or shall cause one (1) of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) each of GGP and Spinco, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or transfer to a third Person, any loan, guarantee, lease, Contract or other obligation for which the other party or member of such party’s Group is or may be liable unless all obligations of such other party and the other members of such party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such party; provided, however, with respect to leases, in the event a Guarantee Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

ARTICLE VI

OTHER AGREEMENTS

6.1                                 Further Assurances.

(a)                                  In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts, prior to, on and after the Plan Effective Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.

(b)                                 Without limiting the foregoing, prior to, on and after the Plan Effective Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Effective Time, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain or make any Approvals or Notifications from or with any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transfers of the Spinco Assets and the assignment and assumption of the Spinco Liabilities and the other transactions contemplated hereby and thereby.  Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the Assets allocated to such party under this Agreement or any of the other Transaction Documents, free and clear of any Security Interest.

(c)                                  At or prior to the Effective Time, GGP and Spinco in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Spinco or any other Subsidiary of GGP or Spinco, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d)                                 Upon a party’s written request of the other party regarding any pre-existing and specifically identifiable database, spreadsheet or other proprietary information that such requesting party determines in good faith is reasonably necessary to operate its business in the manner it was operated immediately prior to the Effective Time, the parties shall work in good faith to enter into a reasonable and customary cross-licensing arrangement, or another mutually agreeable arrangement, providing rights to use (but no obligation to maintain or update) such requested information.

6.2                                 Confidentiality.

(a)                                  From and after the Effective Time, subject to Section 6.2(d) and except as contemplated by or otherwise provided in this Agreement or any other Transaction Document, without the prior written consent of Spinco (which may be withheld in Spinco’s sole discretion), GGP shall not, and shall cause its Subsidiaries and officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Subsidiaries who reasonably need to know such information to provide services to any member of the GGP Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Spinco Confidential Information.  If any disclosures are made in connection with providing services to any member of the GGP Group under this Agreement or any other Transaction Document, then the Spinco Confidential Information so disclosed shall be used for the sole purpose of performing such services.  GGP shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Spinco Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 6.2(a), any Information, material or document exclusively relating to the Spinco Business that is furnished to, or in the possession of, GGP, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by GGP or its officers, directors and Subsidiaries, that contain or otherwise reflect such information, material or document, is herein referred to as “Spinco Confidential Information.”  Spinco Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by GGP not otherwise permissible hereunder, (ii) GGP can demonstrate was or became available to GGP from a source other than Spinco or its Subsidiaries or (iii) is developed independently by GGP without reference to the Spinco Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by GGP to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Spinco or any member of the Spinco Group with respect to such information.

(b)                                 From and after the Effective Time, subject to Section 6.2(d) and except as contemplated by this Agreement or any other Transaction Document, without the prior written consent of GGP (which may be withheld in GGP’s sole discretion), Spinco shall not, and shall cause its Subsidiaries and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Subsidiaries who reasonably need to know such information to provide services to Spinco or any member of the Spinco Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any GGP Confidential Information.  If any disclosures are made in connection with providing services to any member of the Spinco Group under this Agreement or any other Transaction Document, then the GGP Confidential Information so disclosed shall be used for the sole purpose of performing such services.  The Spinco Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the GGP Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 6.2(b), any Information, material or document exclusively relating to the businesses currently or formerly conducted, or proposed to be conducted, by GGP or any of its Subsidiaries (other than any member of the Spinco Group) that is furnished to, or in the possession of, any member of the Spinco Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Spinco, any member of the Spinco Group or their respective officers, directors and Subsidiaries, that contain or otherwise reflect such information, material or document, is herein referred to as “GGP Confidential Information.”  GGP Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Spinco Group not otherwise permissible hereunder, (ii) Spinco can demonstrate was or became available to Spinco from a source other than GGP and its respective Subsidiaries or (iii) is developed independently by such member of the Spinco Group without reference to the GGP Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Spinco to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, GGP or its Subsidiaries with respect to such information.

(c)                                  From and after the Effective Time, subject to Section 6.2(d) and except as contemplated by this Agreement or any other Transaction Document, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed), each party shall not, and shall cause its Subsidiaries and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate any Shared Information to any Person other than Representatives of such party or of its Subsidiaries who reasonably need to know such information for the purpose of operating such party’s business in its ordinary course.  The GGP Group and the Spinco Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Shared Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 6.2(c), any Information, material or document relating to both (i) the businesses currently or formerly conducted, or proposed to be conducted, by GGP or any of its Subsidiaries (other than any member of the Spinco Group) and (ii) the Spinco Business that is furnished to, or in the possession of, any member of the GGP Group or any member of the Spinco Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by, for or on behalf of the party possessing such Information, material or document, is herein referred to as “Shared Information.”  Shared Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the GGP Group or any member of the Spinco Group (as applicable) not otherwise permissible hereunder, (ii) GGP or Spinco (as applicable) can demonstrate was or became available to such party from a source other than the other party and its respective Subsidiaries or (iii) is developed independently without reference to the Shared Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party or its Subsidiaries with respect to such information.

(d)                                 If GGP or its Subsidiaries, on the one hand, or Spinco or its Subsidiaries, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Shared Information (applicable to both parties) or Spinco Confidential Information or GGP Confidential Information (as applicable), the Person receiving such request or demand shall use commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order.  The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient.  Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any Shared Information, Spinco Confidential Information or GGP Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.  This Section 6.2(d) shall not apply to any Information furnished pursuant to the provisions of Article IV of this Agreement.

(e)                                  Each of GGP and Spinco acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third Persons that was received under confidentiality or non-disclosure agreements with such third Person prior to the Plan Effective Date.  GGP and Spinco each agrees that it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third Persons to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into prior to the Plan Effective Date between or among one (1) or more members of the applicable party’s Group and such third Persons.

6.3                                 Insurance Matters.

(a)                                  Except as expressly provided herein or in any of the other Transaction Documents, Spinco acknowledges and agrees, on its own behalf and on behalf of each other member of the Spinco Group, that, from and after the Effective Time, neither Spinco nor any member of the Spinco Group shall have any rights to or under any of GGP’s or its Subsidiaries’ insurance policies, other than any insurance policies acquired prior to the Effective Time directly by and in the name of a member of the Spinco Group or as expressly provided in this Section 6.3 or in the Transition Services Agreement or the Employee Matters Agreement; provided, however, that Spinco shall be entitled to any loss recoveries paid to any member of the GGP Group subsequent to the Effective Time in respect of any insurance claims to the extent related to the Spinco Business that were formally filed and open prior to the Effective Time less the amount of (i) any Liabilities (other than Excluded Liabilities) that GGP or its Subsidiaries (including, for the avoidance of doubt, any member of the Spinco Group) incurred and paid in connection therewith prior to the Effective Time and (ii) any Liabilities incurred by any member of the GGP Group in connection with obtaining such insurance recoveries.

(b)                                 Notwithstanding Section 6.3(a), from and after the Effective Time, with respect to losses, damages, wrongful acts or liability incurred prior to the Effective Time, Spinco may access GGP’s insurance policies as follows:

(i)                                     to file claims against GGP’s occurrence policies including Workers’ Compensation, Employers Liability, General Liability, Automobile  Liability and Excess Umbrella Policies for losses occurring on or before the Effective Time; and

(ii)                                  to file claims against GGP’s claims made policies including Directors & Officers, Fiduciary Liability, Employment Practices Liability, Crime, and Pollution Legal Liability coverage in force at the time the claim is made if the act giving rise to the claim occurred prior to the Effective Time;

provided, however, that, in the case of each of clause (i) and  (ii), such access to, and the right to make claims under such insurance policies , shall be subject to the terms and conditions of the applicable insurance policies, including any limits on coverage or scope, any deductible and other fees and expenses, and shall be subject to:

(A)                              For so long as Spinco may access GGP’s policies, Spinco shall report as promptly as practicable (1) claims under the Workers’ Compensation and Automobile Liability policy directly to the applicable insurance company in accordance with GGP’s claim reporting procedures in effect immediately prior to the Effective Time and provide copies of such reported claims to GGP’s Corporate Insurance and Risk Management Department and (2) claims under all other insurance policies to the GGP Corporate Insurance Department;

(B)                                Spinco shall indemnify, hold harmless and reimburse GGP and its Subsidiaries for any deductibles and self-insured retention incurred by GGP or its Subsidiaries to the extent resulting from any access to, any claims made by Spinco or any of its Subsidiaries under, any insurance provided pursuant to Section 6.3(b)(i) and Section 6.3(b)(ii), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by Spinco, its employees or third Persons;

(C)                                Spinco shall exclusively bear and be responsible for (and GGP shall have no obligation to repay or reimburse Spinco or any of its Subsidiaries for) and pay the applicable insurers as required under the applicable insurance policies for any and all costs as a result of having access to, or making claims under, any insurance provided pursuant to Pre-GGP Insurance Policies, including any deductibles and self-insured retention associated with such claims, retrospective, retroactive or prospective premium adjustments associated with the applicable insurance policies, catastrophic coverage charges, overhead, claim handling and administrative costs, Taxes, surcharges, state assessments, reinsurance costs, other related costs and claim payments, relating to all open, closed or re-opened claims covered by the applicable policies, whether such claims are made by Spinco, its employees or third Persons; and

(D)                               Spinco shall exclusively bear (and GGP shall have no obligation to repay or reimburse Spinco or its Subsidiaries for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Spinco or any of its Subsidiaries under the policies as provided for in this Section 6.3(b).

(c)                                  Any payments, costs and adjustments required pursuant to Section 6.3(b) (other than payments, costs and adjustments with respect to Pre-GGP Insurance Policies, which payments, costs and adjustments shall be paid by Spinco directly to the applicable insurers) shall be billed by GGP to Spinco on a monthly basis and payable within thirty (30) days from receipt of invoice.  If payment is not made within ninety (90) days of invoice, the outstanding amount will accrue interest from and including the ninetieth (90th) day following the date of the invoice to (but excluding) the date of payment at a rate per annum equal to ten percent (10%).  If GGP incurs costs to enforce Spinco’s obligations herein, Spinco agrees to indemnify GGP for such enforcement costs, including attorneys’ fees.

(d)                                 Except as set forth in the proviso to Section 6.3(a) and the Employee Matters Agreement, Spinco acknowledges and agrees on its own behalf, and on behalf of each other member of the Spinco Group, that neither Spinco nor any member of the Spinco Group shall have any right or claim against GGP or any of its Subsidiaries for reimbursement, payment or any other obligation arising from any insurance policy covering Spinco, any Spinco Asset or any member of the Spinco Group, and hereby irrevocably releases, as of the Effective Time, GGP and its Subsidiaries  from all of the duties, obligations, responsibilities and liabilities, known or unknown, reported or not reported, imposed upon GGP or any of its Subsidiaries to the extent resulting from, relating to or arising out of any such insurance policy, without recourse to GGP or any of its Subsidiaries.

(e)                                  GGP shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Spinco Liabilities and/or claims Spinco has made or could make in the future, and no member of the Spinco Group shall, without the prior written consent of GGP, erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with GGP’s insurers with respect to any of GGP’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs.  Spinco shall cooperate with GGP and share such information as is reasonably necessary in order to permit GGP to manage and conduct its insurance matters as it deems appropriate.

(f)                                    At the Effective Time, Spinco shall have in effect, except as contemplated by the Transition Services Agreement, all insurance programs required to comply with law or Spinco’s contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating a business similar to Spinco’s.

(g)                                 Except as otherwise provided in Section 6.3(i), GGP and its Subsidiaries shall have no obligation to secure extended reporting for any claims under any of GGP’s or its Subsidiaries’ claims-made or occurrence-reported liability policies for any acts or omissions by any member of the Spinco Group incurred prior to the Effective Time.

(h)                                 GGP has obtained and shall provide for the joint benefit of GGP and Spinco, a fully paid directors and officers liability run-off insurance policy, for claims made after the Effective Time covering wrongful acts which take place after the commencement of the Bankruptcy Cases and on or prior to the Effective Time and arising out of or relating to the entities and business that are part of the Spinco Group as of immediately after the Effective Time, with a policy period of at least three (3) years from and after the Effective Time, covering (i) current as of the Effective Time and former directors and officers of GGP, (ii) current as of the Effective Time and former directors and officers of the entities and business that are part of the Spinco Group as of immediately after the Effective Time, (iii) current as of the Effective Time and former GGP employees for securities claims and (iv) GGP and its Subsidiaries and the entities and business that are part of the Spinco Group as of immediately after the Effective Time and its Subsidiaries for securities claims.  Such directors and officers liability run-off insurance policy shall be materially consistent with the directors and officers liability insurance policy currently maintained by GGP (except for the policy period and provisions excluding coverage for wrongful acts occurring after the Effective Time).

(i)                                     This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the GGP Group in respect of any of the GGP insurance policies and programs or any other Contract or policy of insurance.

6.4                                 Allocation of Costs and Expenses.  Subject to the terms of the Investment Agreements, GGP shall pay for all out-of-pocket fees, costs and expenses incurred by GGP or any of its Subsidiaries prior to the Effective Time in connection with the Transactions, including (i) the preparation and negotiation of this Agreement, each other Transaction Document (unless otherwise expressly provided therein), each of the financing transactions described in the Form 10 as occurring on or prior to the Plan Effective Date, including any financing transactions to be entered into by Spinco or any of its Subsidiaries and all other documentation related to the Transactions and all related transactions, (ii) the preparation and execution or filing of any and all other documents, agreements, forms, applications, Contracts or consents associated with the Transactions and all related transactions, (iii) the preparation and filing of Spinco’s and its Subsidiaries’ organizational documents, (iv) the preparation, printing and filing of the Form 10 and the information statement contained therein and/or any other required securities filings, including all fees and expenses of complying with applicable federal and state securities Laws and domestic securities exchange rules and regulations, together with fees and expenses of counsel retained to effect such compliance, (v) obtaining the Private Letter Ruling, (vi) the initial listing of the Spinco Common Stock on the New York Stock Exchange, (vii) the fees and expenses of Deloitte & Touche incurred in connection with the Form 10 and the information statement contained therein and/or any other required securities filings, (viii) the fees and expenses related to the bankruptcy proceeding of GGP and (ix) the fees and expenses of Weil, Gotshal & Manges LLP incurred in connection with rendering the legal opinions of outside tax counsel contemplated by Section 3.2(c).

6.5                                 Litigation; Cooperation.

(a)                                  As of the Effective Time, Spinco shall assume and thereafter, except as provided in Article V, be responsible for the administration of all Liabilities that may result from the Assumed Actions and all fees and costs relating to the defense of the Assumed Actions, including attorneys’ fees and costs incurred after the Effective Time.  “Assumed Actions” means those Actions (in which any member of the GGP Group or any Subsidiary of a member of the GGP Group is a defendant or the party against whom the claim or investigation is directed) primarily relating to the Spinco Business, including the Actions listed on Schedule 6.5(a).  Spinco shall use its commercially reasonable efforts to cause each member of the GGP Group to be removed from the Assumed Actions; provided, however, that if Spinco is unable to cause each member of the GGP Group to be removed from an Assumed Action, GGP and Spinco shall cooperate and consult to the extent necessary or advisable with respect to such Assumed Action.

(b)                                 GGP shall transfer the Transferred Actions to Spinco, and Spinco shall receive and have the benefit of all of the proceeds of such Transferred Actions. “Transferred Actions” means those Actions (in which any member of the GGP Group or any Subsidiary of a member of the GGP Group is a plaintiff or claimant) primarily relating to the Spinco Business.  Spinco shall use its commercially reasonable efforts to cause each member of the GGP Group to be removed from the Transferred Actions; provided, however, that if Spinco is unable to cause each member of the GGP Group to be removed from a Transferred Action, GGP and Spinco shall cooperate and consult to the extent necessary or advisable with respect to such Transferred Action.

(c)                                  (i)                                     GGP agrees that at all times from and after the Effective Time if a Third Party Claim relating primarily to the GGP Business is commenced naming both a member of the GGP Group and a member of the Spinco Group as defendants thereto, then GGP shall use its commercially reasonable efforts to cause each such member of the Spinco Group to be removed from such Third Party Claim; provided, that, if GGP is unable to cause each such member of the Spinco Group to be removed from such Third Party Claim, GGP and Spinco shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(ii)                                  Spinco agrees that at all times from and after the Effective Time if a Third Party Claim relating primarily to the Spinco Business is commenced naming both GGP and Spinco as defendants thereto, then Spinco shall use its commercially reasonable efforts to cause GGP to be removed from such Third Party Claim; provided, that, if Spinco is unable to cause GGP to be removed from such Third Party Claim, GGP and Spinco shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(iii)                               GGP and Spinco agree that at all times from and after the Effective Time if a Third Party Claim which does not relate primarily to the Spinco Business or the GGP Business is commenced naming both GGP (or any member of the GGP Group) and Spinco (or any member of the Spinco Group) as defendants thereto, then GGP and Spinco shall cooperate fully with each other, maintain a joint defense (in a manner that would preserve for both parties and their respective Subsidiaries any attorney-client privilege, joint defense or other privilege with respect thereto) and consult each other to the extent necessary or advisable with respect to such Third Party Claim.

(d)                                 GGP and Spinco agree that, with respect to any Assumed Action, Transferred Action, Third Party Claim, or any other Action to which either GGP or Spinco is a party and that is governed by this Section 6.5, neither GGP or any member of the GGP Group, on the one hand, nor Spinco or any member of the Spinco Group, on the other hand, shall settle such Action in a manner that would reasonably be expected to result in any liability or equitable relief, contingent or otherwise, against the other.

6.6                                 Tax Matters.  GGP and Spinco shall enter into the Tax Matters Agreement on or prior to the Plan Effective Date.  To the extent any representations, warranties, covenants or agreements between the parties with respect to Taxes or other matters are set forth in the Tax Matters Agreement, such Taxes and other matters shall be governed exclusively by the Tax Matters Agreement and not by this Agreement.

6.7                                 Employment Matters.  GGP and Spinco shall enter into the Employee Matters Agreement concurrent with this Agreement.  To the extent that any representations, warranties, covenants or agreements between the parties with respect to employment matters are set forth in the Employee Matters Agreement, such employment matters shall be governed exclusively by the Employee Matters Agreement and not by this Agreement, if applicable, with respect to Spinco Employees.

6.8                                 Real Estate Agreements.  GGP and Spinco shall enter into the Real Estate Agreements on or prior to the Plan Effective Date.  To the extent that any representations, warranties, covenants or agreements between the parties with respect to the subject matters contemplated by the Real Estate Agreements are set forth in the Real Estate Agreements, such subject matters shall be governed exclusively by the Real Estate Agreements and not by this Agreement.

ARTICLE VII

DISPUTE RESOLUTION

7.1                                 General Provisions.

(a)                                  Any dispute, controversy or claim arising out of or relating to this Agreement that arises prior to the closing of the Bankruptcy Cases (such time, the “Bankruptcy Closing”) shall be subject to the jurisdiction of and determination by the Bankruptcy Court, and any dispute, controversy or claim arising out of or relating to this Agreement that arises after the Bankruptcy Closing shall be subject to the procedures in this Article VII.  Each of the parties hereto (i) consents to the exclusive personal jurisdiction of the Bankruptcy Court (prior to the Bankruptcy Closing) or the procedures set forth in this Article VII (after the Bankruptcy Closing) in connection with any dispute arising out of or relating to this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts for actions brought prior to the Bankruptcy Closing and (iii) agrees that it will not bring any action relating to this Agreement in any court other than the Bankruptcy Court (prior to the Bankruptcy Closing), unless such court first determines it does not have subject matter jurisdiction or otherwise declines to hear the dispute.

(b)                                 Subject to Section 7.1(a), any dispute, controversy or claim arising out of or relating to this Agreement or the other Transaction Documents (other than the Transition Services Agreement and the Tax Matters Agreement, which shall be subject to the dispute resolution provisions contained therein), or the validity, interpretation, breach or termination thereof that arises after the final determination of the Bankruptcy Cases (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Transaction Document or in this Article VII below.

(c)                                  Commencing with a request contemplated by Section 7.2 set forth below, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.

(d)                                 THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO (I) SPECIAL DAMAGES, AS DEFINED HEREIN (PROVIDED, THAT LIABILITY FOR ANY SUCH SPECIAL DAMAGES, AS DEFINED HEREIN, WITH RESPECT TO ANY THIRD PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES) AND (II) TRIAL BY JURY.

(e)                                  The specific procedures set forth in this Article VII below, including the time limits referenced therein, may be modified by agreement of both of the parties in writing.

(f)                                    All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VII are pending.  The parties will take any necessary or appropriate action required to effectuate such tolling.

7.2                                 Consideration by Senior Executives.  Following the Bankruptcy Closing, if a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve the Dispute by negotiation between the Groups’ executives who hold, respectively, the office of Vice President (or a more senior office).  Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”).  Within fifteen (15) days, the receiving party shall submit to the other a written response (the “Response”).  The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive.  The parties agree that such executives shall have full and complete authority to resolve any Disputes submitted pursuant to this Section 7.2.  Such executives will meet in person or by teleconference or video conference within thirty (30) days (or, where the Dispute relates to the a matter controlled by the Transition Services Agreement, then within the time periods set forth therein with respect to the Transition Services Agreement, twenty-five (25) days) of the date of the Initial Notice to seek a resolution of the Dispute.  In the event that the executives are unable to agree to a location or format for such meeting, the meeting shall be convened by teleconference.

7.3                                 Arbitration.

(a)                                  Following the Bankruptcy Closing, if a Dispute is not resolved by negotiation as provided in Section 7.2 within forty-five (45) days (or, where the Dispute relates to the Transition Services Agreement, thirty (30) days) from the delivery of the Initial Notice, then either party shall (i) pursuant to its rights under Section 7.1, submit a request for interim injunctive relief to the arbitrator appointed pursuant to Section 7.3(b) (provided, that, if the tribunal shall not have been constituted, either party may seek interim relief either before a special arbitrator, as provided for in Rule 14 of the CPR Institute for Dispute Resolution (the “CPR”) Arbitration Rules, or before any court of competent jurisdiction) without first complying with the provisions of Section 7.2 if, in the reasonable opinion of such party, such interim injunctive relief is necessary to preserve its rights pending resolution of the Dispute, and (ii) if such Dispute is not finally resolved pursuant to Section 7.2, submit such Dispute to be finally resolved by binding arbitration, in each case, pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”).

(b)                                 The neutral organization for purposes of the CPR Arbitration Rules will be the CPR.  The arbitrator will be composed of one (1) arbitrator.  The one (1) arbitrator will be appointed by CPR from a list of six (6) proposed neutrals submitted by the CPR.  Each party may strike no more than two (2) neutrals from the list submitted by CPR.

(c)                                  Arbitration will take place in the Borough of Manhattan in New York, New York.  Along with the arbitrator appointed, the parties will agree to a mutually convenient date and time to conduct the arbitration, but in no event will the hearing(s) be scheduled less than nine (9) months from submission of the Dispute to arbitration unless the parties agree otherwise in writing; provided, that, if injunctive or other interim relief contemplated by Section 7.3(d)

below is requested, the hearing(s) will be expedited in accordance with any order entered by the court, tribunal or special arbitrator adjudicating that request.

(d)                                 The arbitrator will have the right to award, on an interim basis, or include in the final award, money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided, that the arbitrator will not award any relief not specifically requested by the parties and, in any event, will not award Special Damages.  Upon appointment of the arbitrator following any grant of interim relief by a special arbitrator or court pursuant to Sections 7.3(a) and 7.4, the tribunal may affirm or disaffirm that relief, and the parties will seek modification or rescission of the order entered by the special arbitrator or court as necessary to accord with the tribunal’s decision.

(e)                                  The parties agree to be bound by the provisions of Rule 13 of the Federal Rules of Civil Procedure with respect to compulsory counterclaims (as the same may be amended from time to time); provided, that any such compulsory counterclaim shall be filed within thirty (30) days of the filing of the original claim.

(f)                                    So long as either party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 7.3 will continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(g)                                 A party obtaining an order of interim injunctive relief may enter judgment upon such award in any court of competent jurisdiction.  The final award in an arbitration pursuant to this Article VII shall be conclusive and binding upon the parties, and a party obtaining a final award may enter judgment upon such award in any court of competent jurisdiction.

(h)                                 It is the intent of the parties that the agreement to arbitrate Disputes set forth in this Section 7.3 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(i)                                     If a Dispute includes both arbitrable and nonarbitrable claims, counterclaims or defenses, the parties shall arbitrate all such arbitrable claims, counterclaims or defenses and shall concurrently litigate all such nonarbitrable claims, counterclaims or defenses.

(j)                                     The parties agree that any Dispute submitted to mediation and/or arbitration shall be governed by, and construed and interpreted in accordance with, Section 8.2 and, except as otherwise provided in this Article VII or mutually agreed to in writing by the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the parties pursuant to this Section 7.3.

(k)                                  Each party shall bear (i) its own fees, costs and expenses and (ii) an equal share of other expenses of the arbitration, including the fees, costs and expenses of the one (1) arbitrator; provided, in the case of any Disputes relating to the parties’ rights and obligations with respect to indemnification under Article V, the prevailing party shall be entitled to reimbursement by the other party of its reasonable out-of-pocket fees and expenses (including attorneys’ fees) incurred in connection with the arbitration.

7.4                                 Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Tax Matters Agreement, the Employee Matters Agreement or any of the Real Estate Agreements, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under such agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.  Notwithstanding the foregoing, except with respect to breaches of Section 6.2 of this Agreement, specific performance can only be sought and granted in proceedings before the Bankruptcy Court or the independent arbitrator pursuant to this Article VII.

ARTICLE VIII

MISCELLANEOUS

8.1                                 Corporate Power.  GGP represents on behalf of itself and on behalf of other members of the GGP Group, and Spinco represents on behalf of itself and on behalf of other members of the Spinco Group, as of the date hereof, as follows:

(a)                                  each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform each of this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(b)                                 this Agreement and each Transaction Document to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

8.2                                 Governing Law.  This Agreement and, unless expressly provided therein, each other Transaction Document, shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of Laws principles of the State of New York.

8.3                                 Survival of Covenants.  Except as expressly set forth in any other Transaction Document, the covenants and other agreements contained in this Agreement and each other Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive each of the Restructuring and the Distribution and shall remain in full force and effect.

8.4                                 Force Majeure.  No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

8.5                                 Notices.  All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the other Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.5):

(i)	if to GGP:

General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, IL 60606
	Attention:	General Counsel
	Facsimile:	(312) 960-5485

(ii)	if to Spinco:

Spinco, Inc.
[INSERT ADDRESS]

a copy of all notices should also be sent to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:	Gary Holtzer and Marcia Goldstein
Facsimile:	(212) 310-8007

8.6                                 Termination.  Notwithstanding any provision to the contrary, this Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by and in the sole discretion of GGP without the prior approval of any Person, including Spinco.  In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.  After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the parties to this Agreement.

8.7                                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

8.8                                 Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

8.9                                 Assignment; No Third-Party Beneficiaries.  This Agreement shall not be assigned by either party without the prior written consent of the other party.  Notwithstanding the foregoing, either party may assign (i) any or all of its rights and obligations under this Agreement to any of its Subsidiaries and (ii) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business; provided, however, that, in each case, no such assignment shall (i) release the assigning party from any liability or obligation under this Agreement or (ii) change any of the steps in the Spinoff Plan or the Plan.  Except as provided in Article V with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10                           Public Announcements.  From and after the Effective Time, GGP and Spinco shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to any matters covered by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

8.11                           Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to this Agreement.  No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

8.12                           Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (i) in the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Ancillary Document, the terms and conditions of the Ancillary Document shall govern and control this Agreement, unless otherwise specified herein; (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (iii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified; (iv) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (v) references to “$” shall mean U.S. dollars; (vi) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (vii) the word “or” shall not be exclusive; (viii) references to “written” or “in writing” include in electronic form; (ix) unless the context requires otherwise, references to “party” shall mean GGP or Spinco, as appropriate, and references to “parties” shall mean GGP and Spinco; (x) provisions shall apply, when appropriate, to successive events and transactions; (xi) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (xii) GGP and Spinco have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (xiii) a reference to any Person includes such Person’s successors and permitted assigns.

8.13                           Counterparts.  This Agreement may be executed in one (1) or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL GROWTH PROPERTIES, INC.

By:
Name:
Title:

SPINCO, INC.

By:
Name:
Title:

Signature Page to Separation Agreement